Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2006 Second Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--May 9, 2006--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2006 second quarter, and the six-month period ended March 31, 2006. On December 17, 2004, the Partnership sold its propane segment and the historical results of the propane segment are accounted for as discontinued operations in the Partnership's financial statements.
    For the fiscal 2006 second quarter, Star reported a 2.9 percent decrease in total revenues to $539.1 million, compared to total revenues of $555.3 million in the year ago period, as a reduction in volume of home heating oil more than offset the impact of higher selling prices. The home heating oil volume decline was due to 16.2 percent warmer temperatures, net customer attrition and other factors such as delivery scheduling and conservation. Selling prices were higher due to the increase in the wholesale cost of home heating oil and the Partnership seeking higher per gallon margins. Average wholesale home heating oil product costs increased 36.5 percent to $1.83 per gallon for the fiscal 2006 second quarter, compared to $1.34 for the prior year period. Home heating oil volume for the fiscal 2006 second quarter declined 25.5 percent, year-over-year, from 245.0 million gallons to 182.5 million gallons.
    For the fiscal 2006 second quarter, Star lost approximately 9,700 accounts (net), or 2.2 percent of its home heating oil customer base, as compared to the fiscal 2005 second quarter in which Star lost 9,900 accounts (net), or 2.1 percent of its home heating oil customer base. For the twelve months ended March 31, 2006, Star's net customer attrition rate was 8.5 percent, which compares to 7.1 percent, 6.4 percent and 1.5 percent for fiscal 2005, fiscal 2004 and fiscal 2003, respectively. Star's volume for the fiscal 2006 second quarter was positively impacted by four to five million gallons due to delivery scheduling as certain deliveries normally scheduled for fiscal third quarter were made in March 2006. The Partnership expects that home heating oil volume sold for the remainder of fiscal 2006 will be less than in the comparable period in fiscal 2005 due to warmer weather, net customer attrition, conservation and other factors.
    Home heating oil per gallon margins for the fiscal 2006 second quarter rose by 9.3 cents per gallon, versus the corresponding fiscal 2005 period due largely to an increase in the margins realized on sales to price protected customers when compared to the low margins experienced during the fiscal 2005 second quarter and the Partnership's decision in the fourth quarter of fiscal 2005 and continuing into fiscal 2006 to maintain reasonable profit margins on both variable and price protected customers in spite of competitors' aggressive pricing tactics. Star is not expecting that the 9.3 cent per gallon increase in per gallon margins will continue for the remainder of fiscal 2006. The Partnership anticipates that margins realized for the balance of fiscal 2006 will be similar to the levels achieved for the last half of fiscal 2005. Since March 31, 2006, home heating oil prices have escalated and continue to be volatile.
    The service results improved by $1.6 million from a loss of $5.9 million (2.4 cents per gallon) for the fiscal 2005 second quarter, to a $4.3 million loss (2.4 cents per gallon) on the lower volume for the fiscal 2006 second quarter.
    Total operating expenses (delivery, branch, general and administrative) decreased by $19.6 million, or 23.5 percent, to $63.9 million for the fiscal 2006 second quarter, as compared to $83.6 million for the prior year's quarter. This decrease was due to a reduction in marketing expenses of $1.7 million, staff reductions of $0.5 million, a decrease in certain variable operating expenses directly associated with the 25.5 percent decline in home heating oil volume estimated to be $7.1 million, lower compensation expense as a $3.1 million expense was recorded during the fiscal 2005 second quarter resulting from a separation agreement with the former CEO of the Partnership, and the receipt during the fiscal 2006 second quarter of $4.4 million in weather insurance proceeds. In addition, during the fiscal 2005 second quarter, the Partnership incurred legal and professional expenses of $2.8 million for first year compliance with Sarbanes-Oxley and for defending several purported class action suits that were not repeated during the fiscal 2006 second quarter.
    In the fiscal 2006 second quarter, operating income increased by $69.1 million to $51.7 million, as compared to an operating loss of $17.3 million for the fiscal 2005 second quarter. This increase was principally due to the $67.0 million non-cash goodwill impairment charge recorded during the three months ended March 31, 2005.
    Star's income (loss) from continuing operations during the fiscal 2006 second quarter increased $70.2 million to $43.6 million, as compared to a loss from continuing operations of $26.6 million during the fiscal 2005 second quarter. This increase was due to the $69.1 million increase in operating income and lower net interest expense of $0.9 million, and lower taxes of $0.2 million.
    For the three months ended March 31, 2006, net income increased by $67.7 million, to $43.6 million, as compared to a net loss of $24.1 million for the three months ended March 31, 2005. The increase in net income was $2.5 million less than the change in income (loss) from continuing operations as net income for the 2005 second fiscal quarter included a $2.5 million adjustment to the gains on the sale of discontinued operations.
    For the three months ended March 31, 2006, EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) increased $68.0 million to $59.7 million, as compared to an EBITDA loss of $8.3 million for the three months ended March 31, 2005, primarily due to a $67.0 million non-cash goodwill impairment charge recorded during the three months ended March 31, 2005. Exclusive of the $67.0 million non-cash impairment charge, EBITDA increased $1.0 million as the impact of 16.2 percent warmer temperatures and 8.5 percent net customer attrition was reduced by the impact of 9.3 cents per gallon higher home heating oil margins and a reduction in total operating expenses of $19.6 million and lower depreciation and amortization of $1.1 million. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to make the Minimum Quarterly Distribution until October 1, 2008.
    Star Gas Partners Chief Executive Officer Joseph Cavanaugh, stated, "With the strategic recapitalization now behind us, we are today a substantially better capitalized and less-leveraged organization. Accordingly, we plan to once again commence reviewing potential acquisition candidates and will be prudent about adhering to strict criteria when evaluating them. We also continue to focus on enhancing our overall operating efficiency."
    Mr. Cavanaugh, continued, "Pursuant to our localization initiative and enhancing the Partnership's focus on our operations, in the Petro districts we are moving forward with answering all customer calls locally in five districts and routing a portion of calls in other districts to being handled locally. Currently, approximately 30% of customer calls are answered locally and we plan to continue raising this percentage going forward."
    For the six-month period ended March 31, 2006, Star achieved a 5.2 percent increase in revenues to $953.5 million, compared to $906.0 million in the corresponding prior-year period as increases in selling prices more than offset a decline in product sales due to lower volume.
    During the first half of fiscal 2006, home heating oil volume declined 73.5 million gallons, or 19.0 percent, from 387.3 million gallons to 313.8 million gallons, compared to the prior-year period. The home heating oil volume decline was due to 10.2 percent warmer temperatures, net customer attrition of 8.5 percent for the twelve months ended March 31, 2006 and other factors such as delivery scheduling and conservation. Star's volume for the first half of fiscal 2006 was positively impacted by 4 to 5 million gallons due to delivery scheduling. For the six months ended March 31, 2006, Star lost 16,900 accounts (net), or 3.7 percent of its home heating oil customer base, as compared to the six months ended March 31, 2005 in which Star lost 11,900 accounts (net), or 2.5 percent of its home heating oil customer base. The principal change in performance was a reduction of 6,000 new customer gains, partially offset by 1,000 fewer customer losses. The reduction in new customer gains can be attributed to: (i) higher minimum profitability standards for new customers in fiscal 2005; (ii) a reduction in mass market advertising spending, which attracted transient customers in fiscal 2004; (iii) increased customer price sensitivity due to high energy prices; and (iv) increased new customer credit quality standards.
    Home heating oil per gallon margins for the first half of fiscal 2006 increased by 13.9 cents versus the corresponding period in fiscal 2005, due largely to the increase in margins realized on sales to price protected accounts and an increase in the margin realized on variable priced customers.
    Total operating expenses (delivery, branch, general and administrative) decreased by $35.2 million, or 21.3 percent, to $129.7 million for the first half of fiscal 2006. This decrease was due to lower bridge and financing expenses of $10.9 million, a $5.5 million reduction in marketing expenses, lower legal and compliance costs of $4.4 million, the receipt of weather insurance proceeds of $4.4 million (which lowered operating expenses), staff reductions of $1.8 million, a decrease in certain variable operating expenses directly associated with the 19.0 percent decline in home heating oil volume estimated to be $9.4 million, and $3.1 million in lower compensation expense related to a separation agreement recorded in the first half of fiscal 2005 with the former CEO. These improvements were reduced by higher director's and officer's liability insurance expense of $1.2 million, $1.3 million of legal and professional expense relating to the Kestrel/recapitalization transaction, and a $2.1 million increase in compensation expense relating to unit appreciation rights. (In the fiscal 2005 first quarter, the decline in the unit price for senior subordinated units resulted in reversing previously recorded expenses of $2.1 million.)
    For the six months ended March 31, 2006, operating income increased by $110.6 million to $72.2 million, as compared to an operating loss of $38.4 million for the six months ended March 31, 2005. This change was due to an increase in product gross profit margins of $2.5 million, improvements in service and installation profitability of $4.2 million, a $35.2 million decline in operating expenses, $1.7 million lower depreciation and amortization expense and the non-recurrence during the six months ended March 31, 2006 of a $67.0 million goodwill impairment charge recorded in the six months ended March 31, 2005.
    Net income for the 2006 six-month period increased by $5.7 million to $56.1 million, versus $50.3 for the 2005 six-month period, due to the $110.6 million increase in operating income, the non-recurrence of a $42.1 million loss on redemption of debt recorded in the first half of fiscal 2005, lower net interest expense of $4.7 million, and a $4.6 million reduction in the loss from discontinued operations, more than offset by a $156.2 million gain on the sales of discontinued operations.
    EBITDA for the six months ended March 31, 2006 increased $150.9 million to $88.6 million. This change was due to an increase in home heating oil gross profit of $2.5 million, an improvement in net service profitability of $4.2 million, and a $35.2 million reduction in total operating expenses. The six-month comparison was also favorably impacted by the non-recurrence during the six months ended March 31, 2006 of a $42.1 million loss on redemption of debt and a $67.0 million goodwill impairment charge recorded in the six months ended March 31, 2005. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to make the Minimum Quarterly Distribution until October 1, 2008.
    REMINDER: Star Gas management will host a conference call and webcast today at 1:00 p.m. (ET). Conference call dial-in is 888/939-6307 or 415/908-6228 (international callers). A webcast is also available at www.star-gas.com and at www.vcall.com
    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K/A for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2006, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)                                    Sept. 30, March 31,
                                                    2005       2006
                                                  --------- ----------
ASSETS
Current assets
  Cash and cash equivalents                       $ 99,148  $   9,198
  Receivables, net of allowances of $5,622 and
   $8,859, respectively                             89,703    211,988
  Inventories                                       52,461     43,776
  Prepaid expenses and other current assets         70,120     47,058
  Current assets held for sale                           -      2,023
                                                  --------- ----------
     Total current assets                          311,432    314,043
                                                  --------- ----------

Property and equipment, net                         50,022     44,605
Long-term portion of accounts receivables            3,788      3,999
Goodwill                                           166,522    166,522
Intangibles, net                                    82,345     68,323
Deferred charges and other assets, net              15,152     14,036
Long-term assets held for sale                           -      5,630
                                                  --------- ----------
  Total Assets                                    $629,261  $ 617,158
                                                  ========= ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                                $ 19,780  $  17,421
  Working capital facility borrowings                6,562          -
  Current maturities of long-term debt                 796         94
  Accrued expenses                                  56,580     63,626
  Unearned service contract revenue                 36,602     36,500
  Customer credit balances                          65,287     26,067
  Current liabilities associated with assets held
   for sale                                              -      3,754
                                                  --------- ----------
     Total current liabilities                     185,607    147,462

Long-term debt                                     267,417    267,215
Other long-term liabilities                         31,129     31,645

Partners' capital (deficit)
  Common unitholders                               144,312    194,109
  Subordinated unitholders                          (8,930)    (3,145)
  General partner                                   (3,936)    (3,431)
  Accumulated other comprehensive income (loss)     13,662    (16,697)
                                                  --------- ----------
     Total Partners' capital                       145,108    170,836
                                                  --------- ----------

     Total Liabilities and Partners' Capital      $629,261  $ 617,158
                                                  ========= ==========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per     Three Months Ended    Six Months Ended
 unit data)
                                   March 31,           March 31,
                              ------------------- --------------------
                                2005      2006      2005       2006
                              --------- --------- ---------- ---------
Sales:
   Product                    $510,869  $495,797  $ 807,988  $854,666
   Installations and service    44,448    43,324     98,023    98,835
                              --------- --------- ---------- ---------
      Total sales              555,317   539,121    906,011   953,501
Cost and expenses:
   Cost of product             362,741   367,870    585,644   629,841
   Cost of installations and
    service                     50,335    47,661    108,710   105,356
   Delivery and branch
    expenses                    70,643    57,917    136,123   116,915
   Depreciation and
    amortization expenses        9,021     7,924     18,143    16,410
   General and administrative
    expenses                    12,918     6,001     28,760    12,794
   Goodwill impairment loss     67,000         -     67,000         -
                              --------- --------- ---------- ---------
      Operating income (loss)  (17,341)   51,748    (38,369)   72,185
Interest expense                (9,071)   (7,958)   (19,946)  (15,498)
Interest income                  1,052       849      1,435     1,707
Amortization of debt issuance
 costs                            (590)     (642)    (1,305)   (1,273)
Loss on redemption of debt           -         -    (42,082)        -
                              --------- --------- ---------- ---------
   Income (loss) from
    continuing operations
    before income taxes        (25,950)   43,997   (100,267)   57,121
Income tax expense                 669       440      1,000       690
                              --------- --------- ---------- ---------
   Income (loss) from
    continuing operations,     (26,619)   43,557   (101,267)   56,431
Income (loss) from
 discontinued operations, net
 of taxes                            -         -     (4,552)        -
Gains on sale of discontinued
 operations, net of taxes        2,520         -    156,164         -
                              --------- --------- ---------- ---------
Income (loss) before
 cumulative effect of changes
 in accounting principles      (24,099)   43,557     50,345    56,431
Cumulative effect of changes
 in accounting principles-
 change in inventory pricing
 method                              -         -          -      (344)
                              --------- --------- ---------- ---------
       Net income (loss)      $(24,099) $ 43,557  $  50,345  $ 56,087
                              ========= ========= ========== =========
General Partner's interest in
 net income (loss)            $   (218) $    392  $     454  $    505
                              --------- --------- ---------- ---------
Limited Partners' interest in
 net income (loss)            $(23,881) $ 43,165  $  49,891  $ 55,582
                              ========= ========= ========== =========
Basic and Diluted Income
 (Loss) per Limited Partner
 Unit:
Continuing operations         $  (0.74) $   1.20  $   (2.81) $   1.55
Discontinued operations              -         -      (0.13)        -
Gain on sale of discontinued
 operations                       0.07         -       4.33         -
                              --------- --------- ---------- ---------
   Income (loss) before
    cumulative effect of
    changes in accounting
    principles                   (0.67)     1.20       1.39      1.55

   Cumulative effect of
    changes in accounting
    principles-change in
    inventory pricing method         -         -          -     (0.01)
                              --------- --------- ---------- ---------
     Net income (loss)        $  (0.67) $   1.20  $    1.39  $   1.54
                              ========= ========= ========== =========

                              --------- --------- ---------- ---------
Weighted average number of
 Limited Partner units
 outstanding                    35,783    35,903     35,770    35,903
                              ========= ========= ========== =========


    SUPPLEMENTAL INFORMATION

    Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)
    The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                  Three Months Ended
                                                      March 31,
                                                ----------------------
(in thousands)                                        2005       2006
                                                ----------- ----------
Income (loss) from continuing operations        $  (26,619) $  43,557
Plus:
    Income tax expense                                 669        440
    Amortization of debt issuance costs                590        642
    Interest expense, net                            8,019      7,109
    Depreciation and amortization expense            9,021      7,924
                                                ----------- ----------
           EBITDA                               $(8,320)(a) $  59,672

Add/(subtract)
    Income tax expense                                (669)      (440)
    Interest expense, net                           (8,019)    (7,109)
    Unit compensation expense                          (10)         -
    Provision for losses on accounts receivable      2,686      2,482
    Unrealized loss on derivative instruments         (769)      (940)
    (Gain) loss on sales of fixed assets, net          131       (878)
    Goodwill impairment loss                        67,000          -
    Change in operating assets and liabilities     (77,948)   (20,589)
                                                ----------- ----------

              Net cash used in operating
               activities                         ($25,918)  ($32,198)
                                                =========== ==========

(a) Includes non-cash goodwill impairment charge of $67.0 million.

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                      2005       2006
                                                ----------- ----------
Home heating oil gallons sold (millions)             245.0      182.5


                       SUPPLEMENTAL INFORMATION

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                  Six Months Ended
                                                      March 31,
                                               -----------------------
(in thousands)                                    2005        2006
                                               ------------ ----------
Income (loss) from continuing operations       $  (101,267) $  56,431
Plus:
    Income tax expense                               1,000        690
    Amortization of debt issuance costs              1,305      1,273
    Interest expense, net                           18,511     13,791
    Depreciation and amortization expense           18,143     16,410
                                                -----------  ---------
           EBITDA                              $(62,308)(a) $  88,595

Add/(subtract)
    Income tax expense                              (1,000)      (690)
    Interest expense, net                          (18,511)   (13,791)
    Unit compensation expense                       (2,104)         -
    Provision for losses on accounts
     receivable                                      4,407      4,459
    Unrealized loss on derivative instruments        3,172        149
    Loss on redemption of debt                      42,082          -
    (Gain) loss on sales of fixed assets, net           58       (451)
    Goodwill impairment loss                        67,000          -
    Change in operating assets and liabilities    (210,609)  (158,521)
                                                -----------  ---------

              Net cash used in operating
               activities                        ($177,813)  ($80,250)
                                                ===========  =========

(a) Includes $42.1 million related to early debt redemption and non-cash goodwill impairment charge of $67.0 million.

                                                  Six Months Ended
                                                      March 31,
                                               -----------------------
                                                  2005         2006
                                               ------------  ---------
Home heating oil gallons sold (millions)             387.3      313.8

    CONTACT: Star Gas Partners
             Investor Relations
             203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman / Steven Hecht, 212-835-8500
             SGU@jcir.com